Exhibit 10.7

EXECUTION VERSION

Domus Holdings Corp./Realogy Corporation and Henry Silverman

Summary of Terms

Termination of Employment:	On November 13, 2007 (the “Realogy Separation Date”), Henry R. Silverman (“Consultant”) will terminate his employment as chairman and chief executive officer of Realogy Corporation and its affiliates (“Realogy”) and become a member of the board and the non-executive chairman of the board of each of Realogy, Domus Intermediate Holdings Corp. (“Domus Intermediate”) and Domus Holdings Corp. (“Domus”), in each case, for so long as he is nominated and elected to such position and otherwise agrees to continue to serve in such capacity. This termination and separation from employment from Realogy will be a “Qualifying Termination” for purposes of the existing agreement between Consultant and Realogy as amended, including by the letter agreement between Consultant and Realogy dated December 19, 2006 (the “Realogy Agreement”). The parties further acknowledge that as a result of such Qualifying Termination as of the Realogy Separation Date, the Consultant shall be entitled to be paid the amounts currently held in a rabbi trust for his benefit, under the terms of the trust agreement dated as of March 23, 2007.

Service Relationship with Domus and Realogy:	Consultant, Domus, Domus Intermediate and Realogy intend that the services Consultant performs for Domus, Domus Intermediate and Realogy (including Post Term Services under the Realogy Agreement with respect to Domus, Domus Intermediate and/or Realogy) shall not exceed 20% of the average level of services Consultant performed for Realogy during the applicable period prior to the Realogy Separation Date. Effective as of the Realogy Separation Date, Consultant will be granted options on 5 million shares of common stock of Domus, pursuant to the equity compensation plan and form of award agreement applicable to Realogy management, which options (x) shall be comprised of the same proportion of time based and performance based options as have been granted to Realogy’s senior executive team, (y) shall be governed by the terms of the option agreement in the form attached hereto and (z) shall have an exercise price equal to $10.00 per share (which the parties acknowledge is the fair market value of the underlying common stock of Domus as of the grant date). In connection with such option grant, Consultant will become party to that certain Management Investor Rights Agreement by and among Domus and certain signatories thereto (the “MIRA”), provided that Consultant shall not be subject to (i) the Company Repurchase Right set forth in Section 6 of the MIRA upon a termination without Cause and (ii) the provisions of Annex I of the MIRA, and that all references to termination of employment contained in the MIRA shall instead refer to termination of Consultant’s service as a director. Consultant will not be entitled to receive any compensation or employee benefit payments from Domus, Domus Intermediate or Realogy, other than as set forth herein, or in the case of Realogy, to the extent such obligations otherwise remain outstanding under Section III(b) (limited to the Continuing Benefits as defined below), Section III(e) (Additional Excise Tax Payment) and Section VII (Indemnification) of the Realogy Agreement. Consultant will also be afforded access to use of Realogy’s airplane when available, with such use to be reimbursed by Consultant in accordance with the methodology used for calculating the value of the Realogy Separation Benefits (as defined in the Realogy Agreement). Pursuant to Section III(b) of the Realogy Agreement, Consultant will be entitled to use of an office in New York City and secretarial support (limited to one full-time employer-paid assistant and to the extent such assistant is absent from work, reasonable temporary back-up support), and reimbursement of business expenses (the “Continuing Benefits”). Consultant will also be reimbursed for reasonable out-of-pocket expenses on the same basis as other members of the Realogy, Domus, and Domus Intermediate boards of directors for attendance at board meetings. Except as otherwise agreed in writing or otherwise provided for under Section III(b) (limited to the Continuing Benefits), Section III(e) and Section VII

of the Realogy Agreement, Consultant will not be entitled to any other employee benefits from Domus, Domus Intermediate or Realogy (other than indemnification and D&O coverage) and will no longer be an employee or officer of Domus, Domus Intermediate or Realogy. Notwithstanding anything to the contrary in this term sheet (x) Consultant will remain subject to any restrictive covenants in respect of Realogy that Consultant is subject to as of the date of this term sheet and any other provisions related thereto, in each case in accordance with the Realogy Agreement, and (y) any other obligations which Consultant may have to Realogy will otherwise remain in full force and effect (provided that, consistent with the Realogy Agreement, the continued provision by Consultant of consulting services to Realogy may terminate upon the Consulting Termination Date (as defined in the Realogy Agreement)).

Independent Contractor Status:	With respect to Consultant’s services to Domus, Domus Intermediate and Realogy, Consultant shall be an independent contractor and solely responsible for the payment of all taxes that are required by applicable law to be paid with respect to compensation received for such services.

Additional Matters	No provision of this Term Sheet may be amended or modified unless in writing signed by the Consultant and a designated representative of each of Domus, Domus Intermediate and Realogy. Domus shall reimburse Consultant for 50% of his reasonable and documented attorneys’ fees incurred in connection with the negotiation of this Term Sheet and the other documents between Consultant and Realogy or Domus entered into at the same time as this Term Sheet, provided that the aggregate reimbursement obligation shall be capped at $15,000. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to principles of conflicts of laws.

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Agreed on November 13, 2007:

DOMUS HOLDINGS CORP.

By:	/s/ Richard A. Smith
Name:	Richard A. Smith
Title:	Vice Chairman and President

DOMUS INTERMEDIATE HOLDINGS CORP.

By:	/s/ Richard A. Smith
Name:	Richard A. Smith
Title:	Vice Chairman and President

REALOGY CORPORATION

By:	/s/ Richard A. Smith
Name:	Richard A. Smith
Title:	Vice Chairman and President

/s/ Henry R. Silverman
Henry R. Silverman